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                                                                   Exhibit No. 5



                        ICF Kaiser International, Inc.
                               9300 Lee Highway
                              Fairfax,  VA  22031



                                 June 28, 1995


ICF Kaiser International, Inc.
9300 Lee Highway
Fairfax,  VA  22031

   Re:  ICF Kaiser International, Inc. Consultants, Agents, and Part-time
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        Employees Stock Plan
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Gentlemen:

     Referring to the Registration Statement on Form S-8 which ICF Kaiser International, Inc. (the "Company") has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering pursuant to the ICF Kaiser International, Inc. Consultants, Agents, and Part-time Employees Stock Option Plan (the "Plan") of up to 1,000,000 shares of the Company's Common Stock, I am of the opinion that:

     1. The shares of Common Stock which are to be sold and delivered by the Company pursuant to the Plan have been duly and validly authorized by the Company.

     2. The shares of Common Stock which are to be sold and delivered by the Company pursuant to the Plan as contemplated, when issued and delivered in accordance with the terms of the Plan, will be legally issued, fully paid, and nonassessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit No. 5 to the Registration Statement referred to above and to the use of my name under the heading "Interests of Named Experts and Counsel."

                                  Very truly yours,


                                  /s/  Paul Weeks, II
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                                 Paul Weeks, II
                                 Senior Vice President,
                                   General Counsel and Secretary